Exhibit 10.1

July 22, 2026

Todd Edwards

Re: Employment Letter Agreement

Dear Todd:

On behalf of Oruka Therapeutics, Inc. (the “Company”), I am pleased to offer you the position of Chief Commercial Officer (the “Role”) pursuant to this letter agreement (the “Agreement”), provided you accept such offer as indicated by your signature below.

Your employment with the Company in the Role will commence as of August 24, 2026 (the “Effective Date”). Should you not commence services by the Effective Date or if this Agreement is otherwise terminated on or prior to the Effective Date, you hereby agree that this Agreement shall be void ab initio and of no force or effect.

1. Position. Your Role will commence on the Effective Date. While serving in the Role, you will report to the Company’s Chief Executive Officer. You will have such duties, authorities, and responsibilities as are customarily associated with the Role. This is a full-time employment position. It is understood and agreed that, while you are employed by the Company, you will not engage in any other employment, consulting or other business activities (whether full-time or part-time), except as expressly authorized in writing by the Company. Notwithstanding the foregoing, you may engage in religious, charitable and other community activities so long as such activities do not unreasonably interfere or conflict with your obligations to the Company.

2. Base Salary. Upon and following the Effective Date, as cash compensation for your services, the Company will pay you an initial base salary of $525,000 per year, payable in accordance with the Company’s standard payroll schedule and subject to applicable deductions and withholdings. Your base salary will be subject to periodic review and potential adjustment in the Company’s discretion. Your base salary in effect at any given time is referred to herein as the “Base Salary.” Your position is classified as exempt from overtime requirements.

3. Bonus Compensation.

(a) Signing Bonus. In connection with your commencement of employment with the Company, the Company will advance you a signing bonus of $200,000, less applicable deductions and withholdings, which will be payable within 30 days following the Effective Date. If you resign your employment with the Company for any reason or the Company terminates your employment for cause, in either case within one year following the Effective Date, you agree to repay the Company, within 30 days following your separation date, a prorated portion of the signing bonus (based on the number of full months you worked for the Company).

(b) Annual Bonus. Commencing as of the Effective Date, you will be eligible to receive an annual performance bonus targeted at 40% of your Base Salary. The target annual bonus in effect at any given time is referred to herein as the “Target Bonus.” Your Target Bonus is a goal and not a guarantee. Notwithstanding your commencement of employment during 2026, your Target Bonus opportunity for 2026 will not be prorated. The actual bonus amount is discretionary and may be subject to achievement of performance targets established by the Company for such year in its sole discretion. To earn an annual bonus, you must be employed by the Company as of the payment date of such bonus. Any annual bonus will be paid no later than March 15 of the calendar year following the calendar year to which such bonus relate.

4. Equity. Subject to approval by the Company’s Board of Directors or an applicable committee thereof (the “Board”), the Company will grant you: (i) stock options to purchase 20,000 shares of the Company’s common stock, with an exercise price equal to the fair market value of the underlying shares on the date of grant as determined by the Board (the “Options”), and (ii) restricted stock units covering 100,000 shares of the Company’s common stock (the “RSUs”).

The Options will vest as follows: 25% of the shares underlying the Options will vest on the one-year anniversary of the Effective Date and the balance of the shares underlying the Options will vest thereafter in approximately equal monthly installments over the following 36 months, such that the Options will be fully vested on the four-year anniversary of the Effective Date, provided that you remain continuously employed by the Company through each applicable vesting date.

The RSUs will vest as follows: 25% of the RSUs will vest on the first Company quarterly vesting date following the one-year anniversary of the Effective Date, and the remaining RSUs will vest in equal installments of 1/16 of the total RSUs on each Company quarterly vesting date thereafter, subject to your continued service with the Company through each such vesting date.

No equity will vest following your Date of Termination except as expressly provided in this employment letter, the applicable equity award agreement or the equity incentive plan.

The Options and RSUs will each be governed by the terms and conditions of the applicable award agreements, the Company’s 2024 Stock Incentive Plan, and any additional terms and conditions approved by the Board.

5. Benefits/Paid Time Off. Commencing as of the Effective Date, you will be eligible, subject to the terms of the applicable plans and programs, to participate in the employee benefits and insurance programs generally made available to the Company’s full-time employees. Details of such benefits programs, including applicable employee contributions and waiting periods, if applicable, will be made available to you when such benefit(s) become available. You will be entitled to paid time off consistent with the terms of the Company’s paid time off policy, as in effect from time to time. Paid time off is not accrued unless otherwise required by applicable law. The Company reserves the right to modify, limit, amend or cancel any of its benefits plans or programs at any time.

6. Expense Reimbursement. The Company will reimburse you for all reasonable and necessary expenses incurred by you in connection with performing your duties as an employee of the Company and that are pre-approved by the Company, provided that you comply with any Company policy or practice on incurring, submitting, accounting for and documenting such expenses.

7. Location. Your primary work location will be remote in Nashville, TN, provided that you may be required to engage in reasonable travel for business, consistent with the Company’s business needs. You may change your remote work location to another remote location within the United States, with prior written notice to and approval from the Company.

8. At-Will Employment; Resignation from Subsidiaries. At all times, your employment with the Company is “at will,” meaning you or the Company may terminate it at any time for any or no reason, subject to the terms of this Agreement. Although your job duties, title, reporting structure, compensation and benefits, as well as the Company’s benefit plans and personnel policies and procedures, may change from time to time (subject to the terms of this Agreement), the “at will” nature of your employment may only be changed in an express written agreement signed by you and an authorized executive officer of the Company. Your last date of employment for any reason is referred to herein as the “Date of Termination”.

To the extent applicable, you shall be deemed to have resigned from all officer and board member positions that you hold with the Company or any of its respective subsidiaries and affiliates upon the termination of your employment for any reason. You shall execute any documents in reasonable form as may be requested to confirm or effectuate any such resignations.

9. Accrued Obligations. In the event of the ending of your employment for any reason, the Company shall pay you (i) your Base Salary and, if applicable, any accrued but unused vacation, through the Date of Termination, and (ii) the amount of any documented expenses properly incurred by you on behalf of the Company prior to any such termination and not yet reimbursed. (the “Accrued Obligations”).

10. Severance Pay and Benefits Outside of the Change in Control Period. If the Company terminates your employment without Cause (and not as a result of your death or Disability) or you resign with Good Reason, in each case, outside of the Change in Control Period (as such capitalized terms are defined in Appendix A), then, in addition to the Accrued Obligations, and subject to (i) your execution and non-revocation of a separation agreement and release in a form acceptable to the Company, which shall include a general release of claims against the Company and all related persons and entities and a reaffirmation of the Continuing Obligations (as defined below) and shall provide that if you breach the Continuing Obligations, all payments of the following severance pay and benefits shall immediately cease (the “Separation Agreement and Release”), and (ii) the Separation Agreement and Release becoming irrevocable, all within 60 days after the Date of Termination (or such shorter period as set forth in the Separation Agreement and Release), which shall include a seven-day revocation period:

(a)	The Company shall pay you an amount equal to 12 months of your Base Salary (the “Severance Amount”), payable in substantially equal installments over the 12-month period following the Date of Termination in accordance with the Company’s regular payroll practices beginning on the Company’s first regularly scheduled payroll date following the date that is 60 days after the Date of Termination; provided, however, that the first installment shall include any amounts that would have been paid following the Date of Termination had such installments commenced on the first regularly scheduled payroll date following the Date of Termination.

(b)	Subject to your copayment of premium amounts at the applicable active employees’ rate and your proper election to receive benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company shall pay to the group health plan provider(s), the COBRA provider or you a monthly payment equal to the monthly employer contribution that the Company would have made to provide health insurance to you if you had remained employed by the Company until the earliest of (A) the 12-month anniversary of the Date of Termination; (B) your eligibility for group health plan benefits under any other employer’s group health plan; or (C) the cessation of your continuation rights under COBRA; provided, however, that if the Company reasonably determines that it cannot pay such amounts to the group health plan provider(s) or the COBRA provider (if applicable) without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then the Company shall convert such payments to payroll payments directly to you for the time period specified above. Such payments, if to you, shall be subject to tax-related deductions and withholdings and paid on the Company’s regular payroll dates.

Notwithstanding anything to the contrary in this Agreement, for the avoidance of doubt:

(i)	if your employment ends as a result of a termination by the Company for Cause or a resignation by you without Good Reason, you will be entitled to the Accrued Obligations and will not be entitled to any further compensation from the Company; and

(ii)	if your employment ends due to your death or Disability, (i) you will receive the Accrued Obligations and (ii) all outstanding equity-based awards subject to time-based vesting (the “Time-Based Equity Awards”) as of the Termination Date shall immediately accelerate and become vested or nonforfeitable as of the Date of Termination, but you will not be eligible for any other severance pay or benefits, whether pursuant to Section 10, Section 11 or otherwise.

11. Severance Pay and Benefits Within the Change in Control Period. If the Company terminates your employment without Cause (and not as a result of your death or Disability) or you resign with Good Reason, in each case, within the Change in Control Period, then, in addition to you being entitled to the Accrued Obligations, and subject to your execution and non-revocation of the Separation Agreement and Release and it becoming fully effective, all within 60 days after the Date of Termination (or such shorter period as set forth in the Separation Agreement and Release), which shall include a seven-day revocation period:

(a)	The Company shall pay you an amount equal 1.0 times the sum of (i) your Base Salary and (ii) your Target Bonus for the year in which the termination occurs (in each case, calculated by reference to your Base Salary rate and Target Bonus as in effect immediately prior to your termination, but without giving effect to any prior reduction in Base Salary or Target Bonus by the Company that would give rise to your right to resign for Good Reason) (such salary and bonuses together, the “CIC Severance Amount”), payable in substantially equal installments over the 12-month period following the Date of Termination in accordance with the Company’s regular payroll practices beginning on the Company’s first regularly scheduled payroll date following the date that is 60 days after the Date of Termination; provided, however, that the first installment shall include any amounts that would have been paid following the Date of Termination had such installments commenced on the first regularly scheduled payroll date following the Date of Termination.

(b)	Notwithstanding anything to the contrary in any applicable equity-based award agreement or plan, all of the unvested portion of your then outstanding Time-Based Equity Awards as of the Termination Date shall immediately accelerate and become vested or nonforfeitable as of the later of (i) the Date of Termination or (ii) the effective date of the Separation Agreement and Release (such later date being the “Accelerated Vesting Date”); and provided further that any termination or forfeiture of the unvested portion of such Time Based Equity Awards that would otherwise occur on the Date of Termination in the absence of this Agreement will be delayed until the effective date of the Separation Agreement and Release and will only occur if the vesting pursuant to this subsection does not occur due to the absence of the Separation Agreement and Release becoming fully effective within the time period set forth therein. Notwithstanding the foregoing, no additional vesting of the Time-Based Equity Awards shall occur during the period between the Date of Termination and the Accelerated Vesting Date.

(c)	All of your outstanding equity-based awards subject to performance-based vesting (the “Performance-Based Equity Awards”) shall immediately accelerate and become vested or nonforfeitable as of the Accelerated Vesting Date with the performance criteria being deemed to have been met based on the greater of target or, if determinable, actual performance; provided, however, that the applicable award agreement for any Performance-Based Equity Award may provide for alternative treatment upon a termination covered by this Section 11.

(d)	The Company shall pay to the group health plan provider(s), the COBRA provider or you a monthly payment equal to the monthly COBRA continuation premiums until the earliest of (A) the 12-month anniversary of the Date of Termination; (B) your eligibility for group health plan benefits under any other employer’s group health plan; or (C) the cessation of your continuation rights under COBRA; provided, however, that if the Company reasonably determines that it cannot pay such amounts to the group health plan provider(s) or the COBRA provider (if applicable) without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then the Company shall convert such payments to payroll payments directly to you for the time period specified above. Such payments, if to you, shall be subject to tax-related deductions and withholdings and paid on the Company’s regular payroll dates.

For the avoidance of doubt, Section 10 and Section 11 of this Agreement are mutually exclusive and in no event shall you be entitled to payments or benefits pursuant to both Section 10 and Section 11 of this Agreement.

12. Continuing Obligations.

a.	Business Protection Agreement. As a condition of your employment, you are required to enter into an Invention Assignment, Non-Disclosure and Business Protection Agreement (the “Business Protection Agreement”), which must be signed prior to the Effective Date. For purposes of this Agreement, the obligations in this Section 12 and those that arise in the Business Protection Agreement and any other agreement relating to confidentiality, assignment of inventions, or other restrictive covenants shall collectively be referred to as the “Continuing Obligations.” You are advised to discuss the Business Protection Agreement with an attorney of your choice, and you have had an adequate opportunity to do so prior to executing this Agreement or the Business Protection Agreement.

b.	Third Party Agreements and Rights. You hereby confirm that you are not bound by the terms of any agreement with any previous employer or other party that would prevent you from performing your obligations hereunder. You represent to the Company that your execution of this Agreement, your employment with the Company and the performance of your proposed duties for the Company will not violate any obligations you may have to any such previous employer or other party. In your work for the Company, you will not disclose or make use of any information in violation of any agreements with or rights of any such previous employer or other party, and you will not bring to the premises of the Company or load or access on any electronic system of the Company, any copies or other tangible embodiments of non-public information belonging to or obtained from any such previous employment or other party.

c.	Litigation and Regulatory Cooperation. You shall reasonably cooperate with the Company in (i) the defense or prosecution of any claims or actions now in existence or that may be brought in the future against or on behalf of the Company that relate to events or occurrences that transpired while you were engaged or employed by the Company, and (ii) the investigation, whether internal or external, of any matters about which the Company believes you may have knowledge or information. Your full cooperation in connection with such claims, actions or investigations shall include, but not be limited to, being reasonably available to meet with counsel to answer questions or to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times. During and after your engagement and employment, you also shall reasonably cooperate with the Company in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while you were employed by the Company. The Company shall reimburse you for any reasonable out-of-pocket expenses incurred in connection with your performance of obligations pursuant to this Section 12(c).

d.	Relief. You agree that it would be difficult to measure any damages caused to the Company that might result from your breach of any of the Continuing Obligations, and that in any event money damages may be an inadequate remedy for any such breach. Accordingly, you agree that if you breach, or propose to breach, any portion of the Continuing Obligations, the Company shall be entitled, in addition to all other remedies that it may have, to seek an injunction or other appropriate equitable relief to restrain any such breach without showing or proving any actual damage to the Company or posting any bond.

13. Golden Parachute Taxes.

a.	Best After-Tax Result. In the event that any payment or benefit received or to be received by you pursuant to this Agreement or otherwise (“Payments”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) but for this subsection (a), be subject to the excise tax imposed by Section 4999 of the Code, any successor provisions, or any comparable federal, state, local or foreign excise tax (“Excise Tax”), then, subject to the provisions of Section 14, such Payments shall be either (A) provided in full pursuant to the terms of this Agreement or any other applicable agreement, or (B) provided as to such lesser extent that would result in the Payments being $1.00 less than the amount at which any portion of the Payments would be subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state, local and foreign income, employment and other taxes and the Excise Tax (including, without limitation, any interest or penalties on such taxes), results in the receipt, on an after-tax basis, of the greatest amount of payments and benefits provided for hereunder or otherwise, notwithstanding that all or some portion of such Payments may be subject to the Excise Tax. Unless the Company and you otherwise agree in writing, any determination required under this Section shall be made by independent tax counsel designated by the Company and reasonably acceptable to you (“Independent Tax Counsel”), whose determination shall be conclusive and binding upon you and the Company for all purposes. For purposes of making the calculations required under this Section, Independent Tax Counsel may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code; provided that Independent Tax Counsel shall assume that you pay all taxes at the highest marginal rate. The Company and you shall furnish to Independent Tax Counsel such information and documents as Independent Tax Counsel may reasonably request in order to make a determination under this Section. The Company shall bear all costs that Independent Tax Counsel may reasonably incur in connection with any calculations contemplated by this Section. In the event that Section 13(a)(B) above applies, then based on the information provided to you and the Company by Independent Tax Counsel, the cutback described hereunder will apply as to compensation not subject to Section 409A of the Code prior to compensation subject to Section 409A of the Code and will otherwise apply on a reverse chronological basis from payments latest in time. If the Internal Revenue Service (the “IRS”) determines that any Payment is subject to the Excise Tax, then Section 13(b) hereof shall apply, and the enforcement of Section 13(b) shall be the exclusive remedy to the Company.

b.	Adjustments. If, notwithstanding any reduction described in Section 13(a) hereof (or in the absence of any such reduction), the IRS determines that you are liable for the Excise Tax as a result of the receipt of one or more Payments, then you shall be obligated to surrender or pay back to the Company within one hundred twenty (120) days after a final IRS determination, an amount of such payments or benefits equal to the “Repayment Amount.” The Repayment Amount with respect to such Payments shall be the smallest such amount, if any, as shall be required to be surrendered or paid to the Company so that your net proceeds with respect to such Payments (after taking into account the payment of the Excise Tax imposed on such Payments) shall be maximized. Notwithstanding the foregoing, the Repayment Amount with respect to such Payments shall be zero if a Repayment Amount of more than zero would not eliminate the Excise Tax imposed on such Payments or if a Repayment Amount of more than zero would not maximize the net amount received from the Payments. If the Excise Tax is not eliminated pursuant to this Section 13(b), you shall pay the Excise Tax.

14. Section 409A.

a.	Anything in this Agreement to the contrary notwithstanding, if at the time of your separation from service within the meaning of Section 409A of the Code, the Company determines that you are a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that you become entitled to under this Agreement or otherwise on account of your separation from service would be considered deferred compensation otherwise subject to the additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after your separation from service, or (B) your death. If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catchup payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision (without interest), and the balance of the installments shall be payable in accordance with their original schedule.

b.	All in-kind benefits provided and expenses eligible for reimbursement under this Agreement shall be provided by the Company or incurred by you during the time periods set forth in this Agreement. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year (except for any lifetime or other aggregate limitation applicable to medical expenses). Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

c.	To the extent that any payment or benefit described in this Agreement constitutes “nonqualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon the termination of your employment, then such payments or benefits shall be payable only upon your “separation from service.” The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-l(h).

d.	The parties intend that this Agreement will be administered in accordance with Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2). The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations to preserve the payments and benefits provided hereunder without additional cost to either party.

e.	The Company makes no representation or warranty and shall have no liability to you or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

15. Withholding; Tax Effect. All forms of compensation referred to in this Agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law. You hereby acknowledge that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company or the Board related to tax liabilities arising from your compensation.

16. Recoupment. Amounts paid or payable under this Agreement shall be subject to the provisions of any applicable clawback or recoupment policies or procedures adopted by the Company, which clawback or recoupment policies may provide for forfeiture and/or recoupment of amounts paid or payable under this Agreement. No forfeiture or recoupment under such policies or procedures will give rise to a right to resign for good reason under this Agreement or under any other agreement between you and the Company.

17. Interpretation and Enforcement. This Agreement, together with Appendix A, the Business Protection Agreement and any award agreement between you and the Company constitute the complete agreement between you and the Company, contains all of the terms of your employment with the Company and supersedes any prior agreements, representations or understandings (whether written, oral or implied) between you and the Company. The terms of this Agreement and the resolution of any disputes as to the meaning, effect, performance or validity of this Agreement or arising out of, related to, or in any way connected with this Agreement, your employment with the Company or any other relationship between you and the Company (the “Disputes”) will be governed by federal law to the extent applicable and otherwise by California law, excluding laws relating to conflicts or choice of law and excluding Disputes arising in connection with any equity incentive plan, which shall be governed by the terms of the applicable equity incentive plan. You and the Company submit to the exclusive personal jurisdiction of the federal and state courts located in the County of San Mateo and State of California in connection with any Dispute or any claim related to any Dispute, except for Disputes arising under any equity incentive plan, which shall be governed by the terms of the applicable equity incentive plan.

18. Assignment. Neither you nor the Company may make any assignment of this Agreement or any interest in it, by operation of law or otherwise, without the prior written consent of the other; provided, however, that the Company may assign its rights and obligations under this Agreement without your consent to any affiliate or to any person or entity with whom the Company shall hereafter effect a reorganization, consolidate with, or merge into or to whom it transfers all or substantially all of its properties or assets; provided further, that if you remain employed or become employed by the Company, the purchaser or any of their affiliates in connection with any such transaction, then you shall not be entitled to any payments, benefits or vesting pursuant to Section 10 or pursuant to Section 11 of this Agreement solely as a result of such transaction. This Agreement shall inure to the benefit of and be binding upon you and the Company, and each of your and its respective successors, executors, administrators, heirs and permitted assigns.

19. Waiver; Amendment. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach. This Agreement may be amended or modified only by a written instrument signed by you and by a duly authorized executive officer of the Company.

20. Enforceability. If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

21. Conditions. You must submit satisfactory proof of your identity, successfully complete a criminal background check, which you hereby expressly authorize by your execution of this Agreement, and provide documentation of your legal authorization to work in the United States on or prior to the Effective Date. This employment offer is also contingent upon completion of satisfactory reference checks.

22. Employee Representations. It is the policy of the Company not to solicit or accept proprietary information and/or trade secrets of other companies or third parties. If you have or have had access to trade secrets or other confidential, proprietary information from your former employer or another third party, the use of such information in performing your duties at the Company is prohibited. This may include, but is not limited to, confidential or proprietary information in the form of documents, magnetic media, software, customer lists, and business plans or strategies. In making this employment offer, the Company has relied on your representation that: (a) you are not currently a party to any agreement that would restrict your ability to accept this offer or to perform services for the Company; (b) you are not subject to any noncompetition or non-solicitation agreement or other restrictive covenants that might restrict your employment by the Company as contemplated by this offer; (c) you have the full right, power and authority to execute and deliver the Agreement and to perform all of your obligations thereunder; and (d) you will not bring with you to the Company or use in the performance of your responsibilities at the Company any materials, documents or work product of a former employer or other third party that are not generally available to the public, unless you have obtained written authorization from such former employer or third party for their possession and use and have provided the Company with a copy of same.

23. Other Terms. The provisions of this Agreement shall survive the termination of this Agreement and/or the termination of your employment to the extent necessary to effectuate the terms contained herein. The headings and other captions in this Agreement are for convenience and reference only and shall not be used in interpreting, construing or enforcing any of the provisions of this Agreement. This Agreement may be executed in separate counterparts. When both counterparts are signed, they shall be treated together as one and the same document. PDF copies of signed counterparts shall be equally effective as originals. This Agreement may also be executed electronically by any means that satisfies applicable electronic signature laws (e.g., DocuSign).

To indicate your acceptance of the Company’s offer, please sign this Agreement in the space provided below and return it to me along with the signed Business Protection Agreement. This offer shall expire at 11:59 p.m. Eastern Time on July 29, 2026, if not accepted prior to such date and time. If you have any questions regarding this letter agreement, feel free to contact me.

I look forward to working with you to make the Company a great success.

Sincerely,

/s/ Lawrence Klein
Lawrence Klein
Chief Executive Officer

Accepted and acknowledged:

/s/ Todd Edwards
Todd Edwards

Date: July 24, 2026

Appendix A

1.	“Cause” shall mean (i) your dishonest statements or acts with respect to the Company or any affiliate of the Company, or any current or prospective customers, suppliers, vendors or other third parties with which such entity does business that results in or is reasonably anticipated to result in material harm to the Company; (ii) your conviction or plea of no contest to: (A) a felony or (B) any misdemeanor involving moral turpitude, deceit, dishonesty or fraud; (iii) your failure to perform in all material respects your lawful assigned duties and responsibilities to the reasonable satisfaction of the Board, which failure continues, in the reasonable judgment of the Board, for 30 days after written notice given to you describing such failure; (iv) your gross negligence, willful misconduct that results in or is reasonably anticipated to result in material harm to the Company; or (v) your violation of any material violation of any agreement(s) between you and the Company or any written Company policies including, without limitation, agreements relating to non-solicitation, non-disclosure and/or assignment of inventions or policies related to ethics or workplace conduct.

2.	“Change in Control” shall have the meaning set forth in the Company’s 2024 Stock Incentive Plan (or the meaning provided to any word of similar import under any successor plan).

3.	“Change in Control Period” shall mean the period commencing three months prior to the first event constituting a Change in Control and ending 12 months following the first event constituting a Change in Control.

4.	“Disability” shall mean a permanent and total disability as defined in Section 22(e) (3) of the Code.

5.	“Good Reason” shall mean that you have complied with the Good Reason Process (hereinafter defined) following the occurrence, without your written consent, of any of the following events: (i) a material diminution in your base salary or Target Bonus except for across-the-board salary and target bonus reductions of no more than 10% based on the Company’s financial performance similarly affecting all or substantially all senior management employees of the Company; (ii) a material change in the geographic location at which you are required to provide services to the Company or a requirement that you change your remote location from your then-current residence; (iii) a material reduction in your duties, authority or responsibilities; (iv) the failure of the Company to obtain the assumption of this Agreement by a successor; or (v) the material breach of this Agreement (or any other agreements with you) by the Company.

6.	“Good Reason Process” shall mean that (i) you reasonably determine in good faith that a “Good Reason” condition has occurred; (ii) you notify the Company in writing of the first occurrence of the Good Reason condition within 60 days of the first occurrence of such condition; (iii) you cooperate in good faith with the Company’s efforts, for a period not less than 30 days following such notice (the “Cure Period”), to remedy the condition; (iv) notwithstanding such efforts, the Good Reason condition continues to exist; and (v) you terminate your employment within 30 days after the end of the Cure Period. If the Company cures the Good Reason condition during the Cure Period, Good Reason shall be deemed not to have occurred.

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